Exhibit 99.1

NeoGenomics Agrees to Acquire Trapelo Health
Clinical Decision Support to Enable Precision Oncology

Ft. Myers, Florida – March 24, 2021 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services and global oncology contract research services, announced today that it has agreed to acquire Intervention Insights, Inc. d/b/a Trapelo Health, an Information Technology company focused on precision oncology. The agreement purchase price of $65 million, consisting of $35 million in cash on hand and $30 million in NeoGenomics common stock is subject to satisfaction of certain customary closing conditions and is expected to close in April 2021.

Trapelo Health’s products advance the appropriate use of precision oncology. The company offers a first-of-its-kind, interoperable, decision-support platform for physicians, laboratories, and payers to inform testing and treatment selection, improve clinical trials matching, streamline workflow and facilitate real-time alignment with the most current clinical evidence. The platform improves patient access to medically appropriate and high-quality treatment options.

Trapelo is powered by a precision oncology knowledge system built on a proprietary technology and data-driven, evidence-based framework which consistently captures and codifies results of clinical research immediately as it becomes available. This knowledge system informs precisely which biomarkers are appropriate and should be tested for each patient. It also aligns the patient's cancer diagnosis, molecular test results, national guidelines, FDA indications and payer policy to provide clinicians with a comprehensive overview of treatment options, including clinical trials. Participating providers and payers can be assured that treatment decisions align to clinical guidelines and comply with medical policy.

“The addition of Trapelo to NeoGenomics significantly enhances our ability to provide customers with information to help them answer difficult and complex questions related to precision oncology biomarker testing and treatment options. It also reaffirms our commitment to build a leading Informatics business as part of our comprehensive Oncology offering.” said Douglas M. VanOort, Chairman and Chief Executive Officer of NeoGenomics.

“Trapelo’s impressive proprietary evidence-based knowledge system, combined with NeoGenomics’ comprehensive, multi-modality test menu, will enable providers to implement precision oncology and give patients the confidence that they are receiving the most effective level of care based on their personal circumstances.” added VanOort. “We plan to make the Trapelo solution broadly available to providers, payers and laboratories to enable precision oncology to be available across all healthcare settings. We are excited to welcome the very talented group of Trapelo employees to NeoGenomics.”

“NeoGenomics was quick to recognize and appreciate Trapelo’s comprehensive decision-support philosophy, knowledgebase and technology, and the important role it can play in scaling the appropriate use of precision oncology by physicians on behalf of their patients,” added Clynt Taylor, CEO of Trapelo Health. “We are very excited to be joining the NeoGenomics team and look forward to accelerating the important work we’ve started.”

The growing complexity of precision oncology calls for innovative solutions that streamline workflow and align key stakeholders. Trapelo's configurable platform facilitates real-time, automated collaboration among physicians, laboratories and payers. The platform enables practices to consistently and efficiently deliver quality care throughout their organization, monitor compliance with quality pathways, and immediately adapt to new clinical evidence. The Trapelo platform also enables a paradigm shift from traditional payer approval practices to transparent, evidence-based, clinical-decision-support processes.

The capabilities from Trapelo further extends NeoGenomics’ unique ability to serve physicians, payers and researchers, and supports its commitment to helping all patients receive the opportunity for the best possible outcomes.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo, Carlsbad and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company's ability to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, as well as additional factors discussed under the heading "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2021. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company's practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company's estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
Doug Brown
Chief Strategy and Corporate Development Officer
T: 239.768.0600 x2539
M: 704.236.2064
doug.brown@neogenomics.com

Charlie Eidson
Manager of Investor Relations and Manager of Strategy and Corporate Development
T: 239.768.0600 x2726
M: 952.221.8816
charlie.eidson@neogenomics.com

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